Exhibit 3.4

AMENDMENTS TO BYLAWS

OF

CHEMOKINE THERAPEUTICS CORP.,

a Delaware Corporation

June 18, 2004

Article III, Section 2 of the Bylaws of this corporation is amended to read in its entirety as follows:

Section 2.

NUMBER OF DIRECTORS.  The authorized number of directors shall not be less than five (5) nor more than seven (7) until changed by amendment of the Bylaws duly adopted by the Board.  The exact number of directors shall be fixed, within the limits specified, by the Board in the same manner provided in these Bylaws for the amendment hereof.  The exact number of directors shall be five (5) until changed as provided in this Section 2.

[Amended by Written Consent of Shareholders dated June 18, 2004.]

AMENDMENT NUMBER TWO TO BYLAWS

OF

CHEMOKINE THERAPEUTICS CORP.,

a Delaware Corporation

March 10, 2005

This is to certify that I am the duly elected, qualified and acting Corporate Secretary of Chemokine Therapeutics Corp., a Delaware corporation (the “Company”), and that, by unanimous written consent of the Board of Directors of the Company on March 10, 2005, Article II, Section 2.6 of the Bylaws of the Company was amended and restated in its entirety to reads as follows:

“2.6  QUORUM.

Unless otherwise provided by statute or by the Certificate of Incorporation, the holders of one-third of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except that, where a separate vote by a class or series or classes or series is required, a quorum shall consist of no less than one-third of the shares of such class or series or classes or series.  If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairman of the meeting or (b) the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

The remainder of the Bylaws of the Company shall remain unchanged by this Amendment.

IN WITNESS WHEREOF, I have hereunto set my hand as of March 10, 2005.

/s/ David Karp
David Karp, Corporate Secretary